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Exhibit 99.1

HISPANIC BROADCASTING CORPORATION
Hispanic Broadcasting Second Quarter Earnings Release
Leader, Mac Tichenor
ID#1946766
08/08/03

Date of Transcription: August 13, 2003

Operator:
Good morning, my name is Latricia and I will be your conference facilitator today. At this time I would like to welcome everyone to the Hispanic Broadcasting Second Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

This conference call will contain certain forward-looking statements within the meaning of the U.S. security laws. These statements are based upon current expectations and involve certain risks and uncertainties including those related to the expected future operating performance of the company's radio stations, internet business and other operations. Forward-looking statements include but are not limited to information preceded by or that include the words "believe, expects, prospect, pacings, anticipate, could, estimate, forecast" or similar expressions. The participates on the call should note that these statements may be impacted by several factors including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or radio station upgrades; changes in the broadcasting industry generally and changes in the interest rates and the economy. Other key risks are described in the company's report filed with the U.S. Securities and Exchange Commission. Accordingly the company's actual performance and results may differ from those anticipated and the forward-looking statements. The company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise. Thank you.
I would now like to turn the call over to Mr. Mac Tichenor. Sir you may begin your conference.
Mac Tichenor:
Thank you operator, good morning everyone. We are pleased to have this opportunity to discuss our second quarter 2003 performance and to give you our outlook for the third quarter. Joining me on the call today are Chief Financial Officer Jeff Henson and in Los Angeles our Chief Operating Officer Gary Stone.

There have been some questions about why we have decided to conduct this earnings call given our pending merger with Univision and in light of the fact that we haven't done calls for the last two quarters. There are several reasons, for one in both of the last two previous quarters we anticipated that the merger closing was imminent and we just didn't expect to be in a position to conduct a call. And we feel that way now too, but we learned our lesson and went ahead and prepared for the call this time. We certainly didn't want to go three quarters without giving people the opportunity to ask questions and to give more color than is provided in the press release and we thought it would be helpful to those analysts who are building Univision models based on completion of the merger to better understand our numbers, so here we are.

For the quarter ended June 30th we enjoyed industry topping growth and revenue and profitability. Our net revenues were up almost 13%. In terms of profitability, adjusting out merger costs, our EBITDA was up about 23% and our net income was up about 21%. Just so I don't leave the impression that we are playing with the numbers, the growth rates are even higher if you do consider merger costs.

As you will hear later in this call we expect to continue to outpace the radio market in the third quarter. Our latest rating results are generally good. Once more as Gary Stone will describe the programming adjustments we have made in Los Angeles over the past six months are working out as we planned and we anticipate good ratings performance in that market over the balance of the year.

Los Angeles is a market that is digesting close to $600 million of new stations that have been put on the air in Spanish over the last two to three years. That has probably outpaced even the dramatic growth of the Hispanic population in Los Angeles. But we are very focused on that market and it is no accident that Gary is doing this call from there.

We remain eager to complete our merger with Univision because we believe that the combined company can grow the commitments of existing advertisers and bring in new advertisers faster than either company can do independently. If we are successful at doing that it will certainly benefit our shareholders. It will also benefit our audiences as we have additional resources to commit to news, information and entertainment programming. It will benefit our employees through expanded professional opportunities; it will benefit our communities through even deeper support and involvement; and growing the pie in this manner will result in an even more vibrant and diverse landscape of companies involved with Hispanic targeted advertising.

We are hopeful that we will receive FCC approval and close the merger very soon. FCC Chairman Powell this week indicated that he expects the decision to issue this month and that is probably the best information we have on the timing of the approval process.
With that I will turn the call over to our Chief Financial Officer Jeff Henson to further detail the numbers for you.
Jeff Henson:
Good morning. For the second quarter on an as reported basis net revenues increased 12.9% to $77.4 million; EBITDA increased approximately 35% to $27.4 million; fully diluted EPS was about $0.12/share versus $0.09/share fully diluted for the second quarter last year. These results include merger expenses. Excluding approximately $400,000 and $2.4 million in merger related expenses for the second quarter ending June 30, 2003 and 2002 respectively EBITDA would have increased 22.8% to $27.8 million. Net income would have totaled $14.9 million or $0.14/share versus $12.3 million and $0.11/share.

These pro forma adjusted net income figures exclude merger costs and higher income taxes because our merger expenses are largely non-deductible. Our affective tax rate for "03 is close to 46% versus our traditional kind of 39% and that clipped us in the second quarter about $1.6 million.

These results compare favorably to our second quarter reported revenue guidance of 7-10% and EBITDA of approximately $23-24 million excluding merger expenses. Our second quarter top line performance is among the best in the industry and better than we expected. Our same station revenue growth came in at a little over 9% and the improvement in our same station revenue performance resulted from positive yet modest revenue growth in Los Angeles compared to revenue declines in the second quarter of last year. We posted double digit same station revenue increases in New York, Chicago, all of our Texas markets and places such as Las Vegas. We outperformed the market revenue performance in all of our markets but two, Los Angeles and San Francisco. Our same station calculation excludes all start up stations as we have done an historical practice for two; it has to be two years in the format before it is same station. We also acquired in November of last year three stations in Albuquerque that stayed in format, but we have excluded that also from our same station calculation because we didn't (unintelligible) in the second quarter of this year.

Our same station revenue growth rate for the second quarter was double that of the composite revenue growth rate in the markets that we serve. Operating expenses increased 8.2% in the second quarter and of that amount about two-thirds of it came from our start-ups in the Albuquerque stations I just mentioned.

We lost about $800,000 in our start up stations; a lot of that is from our most recent ones as we turn the corner on some of our older start ups. In the past 12 months we have entered Albuquerque, Fresno, Sacramento and Austin giving us a presence in 17 of the top 25 Hispanic markets and we just recently added Puerto Rico as we closed on it August 1st.

We have a great collection of owned and operated stations located in these key cities and we are proud of it. I think on a going forward basis and particularly once the merger closes we are going to spend a lot of our time integrating into Univision and focusing heavily on improving and generating more cash flow from the station line up that we have today. We will look at selective new markets, but believe me one of the benefits of the Univision merger is to dramatically change the cash flow dynamics of those types of start ups. When we figure out exactly how to do that where we are actually able to talk to each other, we will go back and do some of those, but frankly we are going to spend a lot of time on the investors we have already made. I think that is what is going to give us the biggest operating leverage on a going forward basis.

Corporate expenses excluding merger costs increased about 4.3% due to higher staffing costs. One the acquisition side we have announced this year or closed $138 million worth of transactions; we have about $73 million more to go. So we are winding it down. It only takes a few months, several months instead of years to pay that back with our ability to generate free cash flow. We feel very good about free cash flow and our ability to pay down that debt.

CapX for the quarter approximately is about $1.7 million and for the first six months it was about 3.6. Third quarter guidance, we anticipate our third quarter net revenue growth to be in the range of 10-13%. Again we think that is pretty good relative to what I have heard from others. EBITDA excluding estimated merger costs and the results of Puerto Rico, its anticipated range of $25-27 million range.

And if you adjust out our merger costs for the third quarter of "02 EBITDA was about $24 million. Third quarter guidance reflects the results of operations from our start ups. We just recently launched Sacramento. We have Austin, Las Vegas, we have the Albuquerque stations, which are being revamped and we didn't operate in those markets last year.

Our corporate expense estimates have a little bit higher staffing costs; not a real big deal. And we have some tough recomps going into the third quarter. We cancelled an event in Los Angeles, which is going to make the comparisons a little bit tougher, but I think 10-13 is not a bad number given the market.
With that I will conclude my remarks and turn it over to Gary Stone.
Gary Stone:
Thanks Jeff, good morning everybody. I would like to cover four areas this morning, Los Angeles, the company's overall ratings performance, our revenue performance and the pacing outlook for the third quarter.

First we will talk about Los Angeles. In 2003 two new Spanish language formatted stations were introduced to the Los Angeles market. One format extended this coverage through the acquisition of an Orange County signal. During the same time our company was undergoing significant changes in its program line up on KSCA. These moves have unsettled listing patterns on all stations, including ours and will probably take until the fall book for the rations to settle out.

As you all know in an unprecedented step Renan, our top morning drive DJ in Los Angeles moved to afternoon drive on our station KSCA in February. And then a new talent to the Los Angeles market, Piolin moved into the morning drive slot on KSCA. This move has temporarily affected listening patterns as we anticipated. Our morning drive listening dropped from a 6.6 share in the three month trend that ended January right before we made the move to a low 3.3 share in March with the person's 12 plus demographic. Since then he has gained awareness in the market. Piolin's ratings have improved each month and in June his person's 12 plus share of L.A. morning drive listening was a 4.6.

As we expected Renan has attracted a substantial audience; our afternoon drive listening increased from a 1.9 share in the three month trend ended January to a 5.6 share in June in the person's 12 plus category.

Based on the spring book day part audience shares Piolin is tied as the number four ranked personality in morning drive in the market and Renan is the number two ranked personality in afternoon drive in the market. This is great traction given that in the most recent fall Arbitron (phonetic) book KSCA was ranked number 24th in the afternoons. Although KSCA's ratings declined slightly in the spring ratings book, still throughout 2003 KSCA has maintained its longstanding number one ranking in the person's 25-54 demographic, the most sought after demographic by advertisers.

We anticipated that as a result of the on-air changes we had made the combination of these two talented personalities will be instrumental in strong ratings gains and those gains will position KSCA to recapture any temporary loss of audience share. Our outlook is guided by our experience in two of our other markets, Phoenix and San Francisco where both Renan and Piolin were known personalities prior to the changes. In both of these markets we achieved significant ratings growth in the spring book.

Our goals are aggressive but we are on plan and making significant progress to achieve our goals. We are encouraged by the results of the June exstraps where KSCA posted strong ratings gains in both morning and afternoon.

KLVE's listening has also been affected by (unintelligible) and the day part changes on KSCA. Once the market adjusts to these programming changes we will begin to see ratings stabilize. With the marketing and promotion that we will give KLVE during the fall rating period with our programming adjustments, we anticipate the ratings on KLVE will return to its previous levels.
Our Requerdo (phonetic) format was not as strong as we would like, but we think the decline is largely temporary. The music mix has been refocused and the station really sounds great.

I have heard about reports that we have lowered rates in Los Angeles; in fact, rates are actually higher in our current second quarter versus second quarter last year and it makes you think that when a competitor says that another competitor has no rate integrity it is usually the number one excuse sales management uses to explain their own performance. These comments may also reflect the frustration of those who compare their own actual results to lofty projections used to support unrealistically high prices paid for radio stations.

In Los Angeles our average unit rates have increased modestly in the second quarter of 2003 when compared to the same time last year. Advertisers know that Renan can sell products and that Piolin has a track record of success in other markets and is a great talent. While we have some challenges on KLVE we remain focused and committed at taking the cluster in the right direction.

Earlier this year we restructured our Los Angeles sales management. Under the new leadership the sales team has made progress as evidenced by our current second quarter positive revenue growth against revenue declines during the second quarter of last year. Since implementing new sales management we have reestablished our KLVE average unit rates to a level that is comparable to pre-911 going back as far as 1999.

With the new morning show on KSCA we have reestablished previous average unit rate levels on that station too while dramatically increasing our average unit rates in afternoon by 70%. This means that as the economy continues to improve our revenue will grow beyond the low single digit levels.

While the company has experienced weakness in Los Angeles it is important to note that the company through an ongoing station acquisition during the past few years has spread its source of revenues across a diverse group of markets allowing us to bolster weakness experienced in any one market. Los Angeles no exception.

Based on the ratings we have received in 14 markets and during the spring book this year and last, we are up in most of our markets which balances the decline in Los Angeles. In the important person's 25-54 demo, the most sought after demo by advertisers, we have achieved sizeable rating gains in San Francisco where KSOL is now ranked 7th in the market overall and in Phoenix KHOT has climbed to the 2nd ranked position overall. Remember these are two markets where we have the combination of Renan and Piolin.

In Chicago WOJO is now the 7th ranked station overall; stations such as WAMR in Miami, KPTY in Houston and KESS in Dallas had strong gains in the spring book last year and improved their rankings as well.

Overall out of the 41 formats we operated for a full year we have 19 stations which have achieved a top ten ranking or better, including five stations, one in L.A., Houston, McAllen, El Paso and Phoenix that are either number one or number two in the market regardless of format or language.

Our strong same station revenue growth of approximately 9% was fueled by increases from auto related, beverage, media, department stores, retailers and telephone sectors. Strong ratings performance helped drive our business as well as solid performance by HBCsi our network and national marketing platform. National business was stronger in the second quarter and we believe we outperformed national revenue overall in our markets.

Our national business, which includes our network, posted a growth rate in the low teens; our local business was equally as strong. We anticipate that our third quarter revenue growth will be in the 10-13% ranges. Our revenue outlook takes into account tougher comparisons to Los Angeles as a result of our spring ratings performance and the cancellation of one of our major concerts this year that was held in the third quarter last year, impact of about 103 million.

Despite the tough comps in L.A. and weak performance in San Francisco the rest of our markets as a whole are expected to post strong results. July was strong in spite of the tough comps; August is okay and September is pacing well. Both our national and local business is healthy.

In summary we are excited about the company's performance and are confident that we have made the appropriate changes for addressing areas of weakness and we are excited about the business going forward.
With that I conclude my comments and turn it back to Mac.
Mac Tichenor:	Okay thanks Gary and operator that concludes our prepared comments and I will take questions.
Operator:
At this time I would like to inform everyone in order to ask a question, please press star and then the number one on your telephone keypad. We will pause for just a moment to compile the Q and A roster.
Your first question comes from Drew Marcus of Deutsche Banc.
James Dix:
Hi, good morning gentlemen. It is actually James Dix stepping in for Drew. Good results. I just want to drill down a little bit more on Los Angeles. Do you have the — first of all I think for 2002 it accounted for roughly 24% of the overall company revenue. Do you have a sense of what that is in the second quarter?
Then on ratings, Gary, do you have the morning drive and the afternoon drive ratings in the target demo for kind of the pre lineup change and current period, just so we can track that as well?

And then I guess in terms of your HBCsi effort, which I guess you launched over a year ago now, is there anyway you can give a little more color as to the number of new advertisers that you have been able to bring in through that effort or even at the local station level? Because I assume that is going to be one of the things which the when the merger does close you are going to be tracking the number of new advertisers that you are getting onto your assets, so it would be interesting for us to hear any color you have as to how much you have added over the last year for the merger.

Jeff Henson:
James, this is Jeff. I am going to give Gary a chance to answer some of those, but I don't have that percentage. But it would be lower because the growth rate obviously was modest in L.A. and we were very strong elsewhere. And what you are seeing over time is that I remember back in 1996 68% of the company's cash flow came from Los Angeles and it has come down because we have added so many markets with the acquisition. So we have got a much ore balanced stable of cash flow generating stations. But it would be lower just because — but I don't know by how much.
Gary do you want to hit some of those other ones?
Gary Stone:
Well as far as the ratings, I guess if you are talking about 25-54 and if you are looking at morning and afternoon drive and morning drive were number one with a 5.5, that is down from a 6.5 in the winter, which is down from a 9 in the fall; but as you look at the exstraps, particularly the end of spring it is real encouraging as we see that turning, going back the other direction on the KSCA in the afternoons in that same demo in the fall we have been a 2.1, went into a 6.3 and now we are 7.5 and we are number one in afternoon drive in that demo. So that is pretty exciting.

The number of advertisers, HBCsi has added a number of new advertisers. I don't have a list here to tell you who all they are, but they have had some really great success and their revenue is up considerably and comes from a diverse number of different kinds of advertisers, not any one particular category. I don't know, Jeff, if you have any other information on that.
Jeff Henson:
No I don't. It is a good question; I think we will try to circle back and provide on the next time we add color to these advertisers and who they are. But they tend to be very well known big names that have really been excited about the fact that we can lay down all of these stations with one byte. And we have started this effort about three years ago, formed HBCsi, what was it, 2002, and really for the first time I think we are really getting some traction here as people have really figured out that they get results and they like the way we do our business.
Mac Tichenor:
And James I think it is also fair to say that some of the biggest successes and the most gratifying successes we have had have come from going to advertisers who were not even considering Spanish and using this new vehicle to put on the table some creative ideas oftentimes associated with a theme or even a programming concept and develop new dollars that way. It has been good business for us.
James Dix:	Yep thank you.
Operator:	Your next question comes from Vinton Vickers of JP Morgan.

Vinton Vickers:
Good morning a couple of questions; firstly clearly the approval of the merger has taken much longer than you guys anticipated. In terms of just the integration process and really seizing on some of the opportunities provided by the mergers, do you believe that you are sort of on track with where you thought you would have been in terms of the timing and the pace of some of those integration when you originally approved the deal? And then I have a follow up. Thanks.
Mac Tichenor:
No I would say we are about eight months behind schedule on where we thought we would be with integration because that is about how far behind where we thought we would get it approved. We have not been able to, or at least we have chosen not to jump the gun and get started with integration, even though we have had Justice Department approval, until we get the FCC approval we have just held off and we are very eager to get started and kind of have the outline of how we will go about it, but we have not started.
Male Speaker:
Just as a side bar, think about how that affects a start up. You enter Austin or Sacramento or you have Fresno sitting there and you don't have the ability to do the things — we think one of the real benefits is we can change the break even point on our start up station, so we are having to sit around and waiting for this thing to get done. We have not been able to, I think, effectively do the things we want to do in the start up process. Hopefully that will all come to an end here soon and I think the chairman had said they are going to make a decision here. So maybe we can get back to work.
Vinton Vickers:	I know that you guys have not been really working with Univision, but Mac has you outline in terms of that integration changed at all in terms of what you need to do?
Mac Tichenor:
No it really hasn't. We did spend some time on mapping out how we would approach the integration process and as we have said from the beginning the prime focus is how do we accelerate the conversion of the advertisers to start targeting the Hispanic market? And that is where we will spend a lot of time, but they are also some more, perhaps mundane things, looking at facilities and other ways that we can find efficiencies and we will have people spend a lot of time on that as we go forward and sometime has been spent on that kind of in local markets where both we and Univision may be looking at space needs and that is kind of an entry point to start thinking about how do we combine operations in those kinds of markets and get the maximum efficiencies?
Vinton Vickers:	Thanks and then lastly, Jeff I may have missed this, but do you have the same station revenue and expense growth numbers implied by your guidance for Q3?

Jeff Henson:
No, you didn't miss it because we typically don't give it. But I think that it is fair to say that if you just took the percentage of 9/13 and probably applied it to our revenue growth you would get kind of a feel for what our top line revenue growth is going to be. The L.A. event affects our same station results, so we will have some type of comps in the third quarter. But if you want kind of a rule of thumb that is what I would use.
I do want to mention on that L.A. event where it is about $1,300,000.00 of revenue it was kind of in the 10 percent-ish margin range so it is not a high profitability item.
Vinton Vickers:	Great. Thank you very much.
Operator:	Your next question comes from Paul Sweeney of CSFB.
Paul Sweeney:
Great thanks very much. Good morning. Two questions. You guys talked about renewing I guess a focus upon operations. Perhaps a little bit more. I know you have got the platform built out. So in that regard your year-to-date broadcast cash flow margin stood around 33%. My question to you is as you focus on operations, where do you want to get that margin and over what time frame?

And then second maybe Gary just in the L.A. market the Spanish language operators lagged the general market here over the last several months. When do you believe that the Spanish language segment of the market will, for lack of a better word "stabilize" to the point where the Spanish language operators can participate in the growth of that market, if not lead that growth? Thanks.
Mac Tichenor:
Before Gary comments, I don't know what the Spanish language radio market, if you are just looking at total Spanish radio advertising what it did do in the second quarter, I don't have those numbers, but I did get a chance to get a view on what happened in the second quarter, at least two companies that had double digit gains and we said we are positive. So while we may have lagged overall performance I don't know what the overall performance of L.A. is and I am not sure it lagged. If we all got together and gave numbers out I guess we would know. But I have heard 37 and 20-something and we are up modestly. Those are big numbers. So I don't know how far it is off.

As it relates to our margins we are in the 30s, we should be in the low 40s. Again we have invested several hundreds of millions of dollars in stations that are very new in their life cycle. They need time to grow and so I expect the margins on our younger stations to improve. So I think a lot of it will come from that.

And speaking of our platform, remember we have built out a nice stable. We may add some markets from time to time, particularly in Univision markets and that is good and I think we will be able to do them better, but with what we have today I think we can get the operating leverage over time to bring our margins up and our cash flows up.

Gary Stone:
Yeah I would say that it is really hard to predict. We are looking for the fall rating period to really help stabilize where the ratings are going to be. I think you have got to lap all the new entrants with the amount of inventory that is in the marketplace. They have to be on for a year to be able then to have that go out into the marketplace so that we are all starting from a base to be able to build on. Certainly I think the second half of next year is going to be a time when I would like to see some more aggressive growth from our L.A. stations. But we are doing pretty well now.
Paul Sweeney:	Great. Thanks very much.
Operator:	Your next question comes from Lee Westerfield of Jeffries.
Lee Westerfield:
Thank you and good morning gentlemen. I want to focus on two markets if I may, Chicago and Phoenix. Can you update us as far as the revenue performance in Phoenix? You mentioned of course Gary the ratings improvement in that market. Secondly in Chicago the acquisition under way in Chicago, how is the formatting of that station going to develop your Chicago cluster?
And then the final question is really actually what was the impact of Cinco de Mayo on this quarter versus the year ago quarter?
Gary Stone:
Okay well let me take one of those at a time here. I would tell you that Phoenix revenue has responded quite nicely to the ratings jump that we had there. We had Piolin in that market; he had been there on a competitor prior and being known in the market that really helped that occur a little quicker, so we think that has been real positive for us and Phoenix, they are having a good time right now.

I assume in Chicago you are talking about our new stations that we have there, and really that is a market where you have so few Spanish radio stations. You really need a second or third format there for as large as that market is. So it is going to take some time to see what kind of ratings growth we are going to get there. But our team there is pretty excited about it. We have done so well in Chicago and WOJO in these ratings that just came out that they are extremely positive about what they are going to be able to do. And Cinco de Mayo revenues have been higher than ever across the company and as we go into the September event, which is the Fiestas Patrias I know in L.A. and some of the other markets that is looking extremely positive as well. I don't know if Jeff you want to give any —

Jeff Henson:
Yeah. Chicago has been a very weak market overall, so we are doing very well there. So high marks to the team in Chicago; ratings are doing extremely well, revenue growth, we are significantly outpacing all other radio stations on a combined basis. And the Phoenix, I think they are also doing very well on a combined basis and are outperforming the market, though not as much. I think that a lot of their growth lies ahead of them and both of our stations there have good ratings; KHOT in particular missed being number one in the market regardless of format and language by one-tenth of one percent in the adults' 25-54 category, which is where we measure ourselves. So I think they are going to have a lot of fun there. Their ratings are up significantly and everybody is doing well with that market. Phoenix is just a good city overall.
Lee Westerfield:	Gentlemen thank you very much.
Operator:	Your next question comes from Bill Myers of Lehman Brothers.
Bill Myers:	Thanks, a couple of quick questions. First ratings at KPTY in Houston just merely tripled in the last year. Do you have any plans to expand the urban Spanish format to other markets?
Male Speaker:	We have.
Bill Myers:	I am sorry?
Male Speaker:
We have and we have done it in McAllen and that station, Gary correct me if I am wrong I think it is like the fourth ranked station in McAllen now. We do have it in Houston. The Beat in San Antonio is the number one station in the market regardless of language or format. And it has got like a 7-share person's 12 plus about 65% of the population that listens to that station is Hispanic. I think it is something that will be in our stable of stations.
Bill Myers:	And any plan to take it outside of Texas?
Gary Stone:	As the opportunity presents itself.
Mac Tichenor:	We also have one —
Gary Stone:	There is one in Albuquerque.
Mac Tichenor:
Yeah we have one in Albuquerque and we have three English formats there. I think KISS has over 50% of their listening is Hispanic. We have two other, we have a rock and a jazz station about 35% I think of their listening is from Hispanics. We are kind of cooking the formats and seeing what we can learn from them. I would like to have an English Hispanic targeted format in every one of our markets if we could. But it has been a nice compliment. Gary, do you want to talk a little bit about the dynamics on the party?

Gary Stone:
Well you know you remember the KPTY is the one where we improved the signal and really just with the music formats there and they way we have targeted toward the Hispanic listeners it has allowed the station really to take off and I don't know where they rank right now, but they were like fourth in the market. I don't have the ratings right in front of me, but they have done extremely well and we think that does give us an opportunity because we are looking at the core Hispanic listener rather than the Anglo or the black listener to be able to program to that audience that general market stations may have more difficulty in doing, which gives us an advantage as we go in with a format like that. So hopefully we will have a way to do that like Jeff was saying in all of our markets or a good number of them as time goes on is either be in an acquisition, I don't know that we have any plans to convert any particular station now to a hip hop format from what it currently is doing; so it may take additional acquisitions for that to occur.
Male Speaker:
Bill it is an interesting question. I would not extrapolate out this answer and think that we are going to do a lot of this, but it is a nice compliment and because Hispanics listen to English and they listen to Spanish and in Houston you can see from the success of the party that it works. And it is allowed between KLTN which is getting a ton of general market buys now and the party it just allows our marketing organization there to excel.
Bill Myers:
Great and then just a follow up I guess on the NTR side. A number of operators have been scaling back the NTR businesses. What percent of your revenues are represented by NTR and have you also begun to deemphasize that segment?
Male Speaker:
It is a pretty small percentage. It is down from second quarter of "02. I think what you do, look, advertisers like it. So I think the main thing is the do the business that is profitable for the company and good for the advertiser, which just means you are a little bit more selective.
Gary Stone:
Yeah we have always done a lot of NTR. It also depends on what the definition is of NTR. But when you look at our exhibit shows and concerts and the other kind of POP and in-store things that we do, I don't know that we would be scaling any of that back. We certainly want to look at how to do higher margin things going forward and it has always been a big part of our business.
Male Speaker:
I agree with Gary and I think we have been able to do some really interesting event marketing with some major advertisers crossing multiple markets where it is very complicated to coordinate the type of effort and I think we have done some really great things that have pleased advertisers. So I don't think we are backing away from it. I am not even sure NTR is a good name given that it is called non-traditional. We have been doing the event business since the beginning of time, but I think we are trying to look at the profitability of it and what has the biggest positive impact to our advertisers.
Bill Myers:	And is it about, what three, four percent of total revenues?

Male Speaker:	I don't have that in front of me. It is a pretty small number.
Bill Myers:	Thank you.
Operator:	Your next question comes from Gordon Hodge of Thomas Weisel Partners.
Gordon Hodge:	Morning a couple of questions. It sounds like if NTR was down then Gary I heard you right when you said that both local and national were up low double digits in the second quarter?
Gary Stone:	Yeah I believe that is right. Both were looking pretty strong.
Gordon Hodge:	Excellent.
Male Speaker:	That is probably included trying to parcel out where the NTR was local or national.
Gordon Hodge:
Got it. Okay and then your comments about rates, I am just wondering. It sounds like you are talking about unit rates being up, but our cost per points also up. I gather they are, but probably not as much as you mentioned on the afternoon drive in L.A.
Gary Stone:
Yeah cost per points have been moving up as well for us. And the average unit rate is up slightly and it is kind of nice to see it back at a level that kind of gives us a platform to move forward much as it was back in 1999 and the economy hadn't gone down, I kind of feel like we are back at that state again going forward and hopefully if the economy is good we will build on that. So you always see it as real positive; we may be able to do that even with the slight ratings hit that KLEB took in the spring book. We think that inventory is going to be tight and we will be able to raise rates.
Gordon Hodge:
Great. And then lastly, Jeff, if you could — I know your guidance doesn't include the El Mundo acquisition. I am wondering if you can just give us a sense for what your expectations are for that property going forward?
Jeff Henson:
I was hoping I would get through the conference call without having to ask that and the reason being is it is so new in the quarter there is a lot of work to be done there. We are very happy to be in Puerto Rico with what we think are just two heritage stations.
It is a very different area; the margins tend to be lower. If I had to guess it is probably about a million and-a-half of net and about 20% margins on that.
Gordon Hodge:	Great. Thank you.
Operator:	Your next question comes from Keith Fawcett of Merrill Lynch.
Keith Fawcett:
Thank you and good morning. Nice to chat with you guys again. Three questions, this is sort of a back door approach to Gordon's question I guess. I was hoping Jeff that you might have the pro forma sales numbers and cash flow number for the year to date because a number of these properties that you have been buying are in Spanish formats, like in Puerto Rico and I guess Sacramento.

And then secondly you guys have struggled at times I guess with your AM station group and sort of tinkering with some of the formats on those properties. And I was wondering if you have given some thought and you obviously have, to when you close with Univision if Univision's news operations or their resources could help you on those properties or if you think there is some potential upside on those properties post merger?
And then thirdly you have mentioned Piolin or Renan being syndicated out and I was wondering if you could talk a little bit about your trends in the radio network business. Thank you.
Male Speaker:
I understand the back door question. Sacramento I don't believe was Spanish; I think it was country. Puerto Rico I have been hesitant because we really want to get in there and given that we are only giving one quarter at a time we want to get in there and get to know those guys a little bit before we speak to Puerto Rico on a more global basis and we will always kind of tell you what it is because we are not going to add it in the same station or anything. So just kind of bear with us.

We had before the merger begun discussions on what to do with the AMs obviously since about June of 2002. A lot of that has been put on the back burner because of the merger and determine whether or not Univision believes it is in our best interest to do something different with the AM stations or to trade them or do whatever. And given the fact that we have not been able to have the kind of conversations we would like, I think it is fair to say that we will have to come back and answer that question later.
Mac do you have any other —
Mac Tichenor:
The other thing I would mention is we gotten some kind of interesting deals done through our HBCsi network sales operation that are attached to some programming ideas that generally run on the AMs and if we are able to continue that trend I think it could turn into a meaningful contributor to the revenues and profitabilities on the AMs. But that is certainly something that as we get into integration with Univision we are going to spend a lot of time looking for ideas that work and ways to leverage the assets of both companies you are bringing.
Male Speaker:	And Keith you had a question about Piolin and Renan, can you ask that one again please?
Keith Fawcett:	Just general trends in your radio network business and how that has been developing.
Male Speaker:	Well we are not really selling Piolin and Renan as a network. Gary do you want to comment just overall kind of what our network, how business is?

Gary Stone:
Well if you are looking at just the network, which doesn't include any of the networking of morning shows or afternoon shows, our radio network business is extremely healthy. They have done a great job. And they sell some capsules and they sell some 30-minute shows and things like that that maybe include the AM stations or Sunday morning or something like that or a Saturday on the AMs. So they are having some real success with that. We are going to see if that turns into a big enough business that has some implication for what we might do with the AMs.

On the networking of shows like Piolin and Renan we will certainly continue to do that where we go in and find that they would be able to get the kind of ratings that they have gotten in some of the markets that they are in. In fact, there is our morning show in Houston we network in a number of markets as we do the afternoon show that is in Dallas, which we did about the same time as Renan and Piolin and so that has really helped in McAllen and San Antonio and Dallas and some of the other markets, Fresno and places like that.

So we will certainly continue to do that. If there are other markets and acquisitions that we get so you have to look at those two things as kind of separate because our HBCsi network doesn't sell the network of Renan or Piolin. That is all for local and national spot and of course if network sells commercials, it is just because of the delivery of the entire market, not because of a particular show. At least that is the way it is set up right now.
Male Speaker:
They do some events as well and we were the radio sponsor for the Latin Billboard Awards, I think we did something with people in Espanol; we were doing the Latin Grammys. I think that is a West Wood 1 product in the fall.
So they do have some signature events that we have been very pleased with that has helped them get the exposure they need out there with advertisers.
Thanks Keith.
Keith Fawcett:	Thank you.
Operator:	Once again if you would like to ask a question, please press star then the number one on your telephone keypad. At this time there are no further questions. Mr. Tichenor are there any closing remarks?
Mac Tichenor:	Just thank you for joining us and we look forward to the next one of these being in conjunction with Univision.
Gary Stone:	Here, here. Bye-bye.
Operator:	Thank you for participating in today's conference call. You may now disconnect.
END OF CONFERENCE

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